EXHIBIT A
                                       TO
                          EXPENSE LIMITATION AGREEMENT



Fund                          Class              Expense Cap    Termination Date
----                          -----              -----------    ----------------
Ark Midcap Value Fund         Institutional      0.99%          10/31/09

Ark Concentrated Growth Fund  Institutional      0.85%          10/31/09

Ark Large Cap Growth Fund     Institutional      0.79%          10/31/09

ClariVest International       Institutional      0.99%
Equity Fund
ClariVest SMid Cap Growth     Institutional      1.00%
Fund